FOURTH AMENDMENT
   BROWN-FORMAN CORPORATION SAVINGS PLAN FOR COLLECTIVELY-BARGAINED EMPLOYEES

The Brown-Forman Corporation Savings Plan for Collectively-Bargained Employees was adopted by Brown-Forman Corporation effective January 1, 1996.

The Plan provides in Article XII that the Plan may be amended by an instrument in writing duly executed.

It is advisable to amend the Plan in certain respects.

IT IS THEREFORE AGREED:

     1. Effective for the Plan Year beginning January 1, 2000, Sections 6.02 and 6.03 of Article VI are amended in their entirety as follows:

          6.02 Election Request. Elective Contributions for Participants shall be such amounts as the Participant elects to have contributed on the Participant's behalf pursuant to a salary reduction Election Request completed by the Participant and filed with the Employer. In the alternative, the initial Participant elections may be made by electronic means, under uniform terms and conditions established by the Plan Administrator and conveyed to the Participants. Under no circumstances may an Election Request be adopted retroactively.

          6.03 Change of Rate. Participants may change the rate of Elective Contributions (in accordance with the Election Request form) by notifying the Employer and the Plan Administrator at least fifteen (15) days prior to the date such changes in contribution are to take effect, or at any other time mutually agreeable between the Employer and the Participant, provided that all Participants under similar circumstances are treated alike. Participants may also make changes in deferrals by electronic means, under uniform terms and conditions established by the Plan Administrator and conveyed to the Participants.

In  all  other  respects,   the  Brown-Forman   Corporation   Savings  Plan  for
Collectively-Bargained Employees as initially adopted and subsequently amended shall remain in full force and effect.

IN WITNESS WHEREOF, the Employer has caused this Fourth Amendment to the Brown-Forman Corporation Savings Plan for Collectively-Bargained Employees to be executed by its duly authorized officer this 20th day of September, 1999, effective as set forth herein.
                                                BROWN-FORMAN CORPORATION


                                                By:  /s/ Milton B. Gillis
                                                         MILTON B. GILLIS
                                                         Vice President